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EXHIBIT 10.1

                     FORBEARANCE AGREEMENT

     THIS AGREEMENT, made and entered by and between Agricultural
Production Credit Association ("AgPCA") and Phoenix Resources
Technologies, Inc. ("PRTI"):

     WITNESS:

     WHEREAS, AgPCA has entered and abstracted Judgment against PRTI in several jurisdictions throughout the United States wherein AgPCA obtained a Default Judgment against PRTI in the principal amount of $3,177,300.74 in Cause No. 96-2451-B/A, Agricultural Production Credit Association v. Phoenix Resources Technologies, Inc., in the 114th Judicial District Court, Smith County, Texas, and has commenced subsequent litigation under the same cause number and court wherein PRTI is also a named Defendant related to the collection of the Judgment (collectively referred to as the "Lawsuit"), and

     WHEREAS, the current Officers and Directors of PRTI, William
D. Nichols and Paula Nichols, have represented to AgPCA that they are newly appointed, were not involved in or associated with or responsible for PRTI at the time the Judgment was entered, and were not officers or directors or associated with PRTI or responsible for any of the actions of PRTI at the times referred to in the pending suit, and

     WHEREAS the current officers, directors and shareholders are desirous of attempting to bring a new business into PRTI by way of merger or combination with a Private Investor (as defined below) but are unable to do so due to the current Judgment and pending suit, without the relief as set out herein, and

     WHEREAS, the parties have agreed that under the conditions and limitations as set out hereafter, that AgPCA will not pursue any post-merger assets that may be brought into PRTI.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties do agree as follows:

     1. PRTI agrees to pay AgPCA the total sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) prior to the effective date of its merger or combination with a Private Investor (the "Merger Date"). It is agreed that this payment is a strict condition precedent to each and every promise made by AgPCA in this Forbearance Agreement, and AgPCA shall not be obligated in any way to perform any of the promises contained in this Forbearance Agreement unless PRTI makes full payment in a timely manner in accordance with the terms of this paragraph.

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     2.   All assets of whatever nature ever owned by PRTI to the
          Merger Date, including all proceeds, mutations, accessions, and increases thereof, ("Prior Assets") shall remain subject to the claims of AgPCA and nothing contained in this Agreement shall prohibit, hinder or otherwise defeat AgPCA's right of execution issued on said Prior Assets, if any, to satisfy its current Judgment or from obtaining any relief to which it may be entitled under the pending Lawsuit with respect to such Prior Assets that may be owned or that may have been owned by PRTI.

          The current officers and directors of PRTI agree to cooperate with AgPCA in locating any Prior Assets of PRTI that may exist or that may have existed and to provide such information, as may be available to them, to AgPCA, with respect to the Lawsuit. PRTI futher agrees to provide to AgPCA copies of all documents and records within its possession that relate to the Prior Assets and the claims made by AgPCA in the Lawsuit within thirty days of the execution of this Forbearance Agreement.

          AgPCA agrees that it will limit its actions for recovery of damages to only those Prior Assets of PRTI and that it will not claim, attempt to lien, or otherwise interfere with, or assert any claim to, any assets, of whatever nature, of PRTI that may be or are actually brought into PRTI, either by way of loan, capital contributions or merger or other combination with a private group or public company ("Private Investor") subsequent to the Merger Date.

          The parties agree that to the extent as may be required by a Private Investor that they will furnish such other documents as may reasonably be required to protect such Private Investor from any current actions pending or commenced by AgPCA.

          The parties agree that PRTI shall have one year from the date of this Forbearance Agreement to complete its merger or combination with a Private Investor. In the event that such merger or combination is not completed within one year, the obligations of the parties set forth in paragraphs 1 through 5 of this Forbearance Agreement shall immediately and automatically terminate.

          Nothing herein contained shall be construed to affect or impair the validity of AgPCA's Judgment against PRTI, AgPCA's rights to collect its Judgment against PRTI's Prior Assets or its prior officers and directors, or AgPCA's claims in the pending Lawsuit in Smith County, Texas, referred to above. PRTI affirmatively acknowledges and agrees that AgPCA retains

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          all rights and claims to enforce or collect the Judgment
          against PRTI's Prior Assets and PRTI's pre-merger officers and directors (even if such pre-merger officers and directors remain or become officers or directors of PRTI after the Merger Date).

          PRTI will provide AgPCA with an opinion letter from a qualified securities attorney certifying that the transaction contained in this Forbearance Agreement will not result in any liability to AgPCA from any source within thirty days of the execution of this Forbearance Agreement. PRTI further agrees to release and fully indemnify AgPCA as to any and all potential liabilities, known or unknown, arising from this transaction.

          The parties agree that there are no third party beneficiaries of this Forbearance Agreement, that only AgPCA and PRTI and their heirs, successors and assigns possess the right to enforce or otherwise claim the benefits of this Agreement, and that no other person or entity may enforce or otherwise claim the benefits of this Agreement.

     IN WITNESS WHEREOF, the parties have set their signatures the day and year written below:

                    AGRICULTURAL PRODUCTION CREDIT ASSOCIATION

                    BY:  /s/ Stephen Ogletree, CEO
                         Stephen Ogletree, CEO

DATE:  July 27, 1999

                    PHOENIX RESOURCES TECHNOLOGIES, INC.


                    BY:  /s/ William C. Nichols
                         William C. Nichols, President

DATE:   July 22, 1999


                    BY:  /s/ Paula Nichols
                         Paula Nichols
                         Secretary

DATE:   July 22, 1999